Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Fourth Quarter and Year-End 2014 Results and Provides Operational Update

HOUSTON, TX — February 23, 2015 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $217 million, or $0.53 per basic and diluted share for the fourth quarter of 2014, compared to a net loss of $222 million, or $0.55 per basic and diluted share, for the fourth quarter of 2013.  The net loss for the fourth quarter of 2014 includes $126 million of impairment charges associated primarily with the Mupa and Loengo exploration wells drilled offshore Angola and $50 million for leasehold properties in the Gulf of Mexico.  Cobalt reported a net loss of $511 million, or $1.25 per basic and diluted share, for the year ending December 31, 2014 compared to a net loss of $589 million, or $1.45 per basic and diluted share, for the same period in 2013.

Capital and operating expenditures (excluding changes in working capital) for 2014 were approximately $829 million.  Although Cobalt anticipates its 2015 capital and operating expenditures to be essentially flat with a forecast of $800 to $900 million, over 80% of the 2015 capital program is directed toward appraisal and development projects, as compared to less than 40% for 2014.  This significant shift in expenditures reflects the progression of Cobalt’s business and Cobalt’s intention to direct the majority of its capital toward turning Cobalt’s exploration successes into production and revenue while continuing to explore at a pace appropriate for its balance sheet.  Cobalt’s cash, cash equivalents and investments at year end 2014 were approximately $2.3 billion.  This includes about $150 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $75 million in the TOTAL drilling fund for the Gulf of Mexico.

Of note, on February 19, 2015 Cobalt executed a commitment letter with Société Générale and certain of its affiliates for a limited recourse $150 million senior secured reserve-based loan facility to fund the majority of Cobalt’s share of the remaining Heidelberg field development costs.  It is anticipated that the facility will be further syndicated. The commitments are subject to the negotiation and execution of definitive loan documentation and other customary conditions.

Industry Environment

Cobalt has responded to the collapse in oil prices by aggressively reviewing its cost structure and intended uses of cash with the absolute priority of protecting and, where possible, enhancing its balance sheet.  As stated above, Cobalt will dedicate the vast majority of its resources to appraising and developing many of its world class discoveries, including Heidelberg, Cameia, Orca, North Platte, Shenandoah and Anchor.  Cobalt has undertaken a rigorous stress test of this select development portfolio and based on the results of this work, Cobalt believes that these projects remain highly attractive at the current oil price forward strip, and for some projects, well below it.  Cobalt remains committed to selectively developing its best projects, which it believes are well-positioned to capture cost reductions in a low commodity price environment.  In addition, Cobalt continues to pursue numerous financing options including asset marketing, project finance, and conventional lending arrangements to fund its development portfolio.

Operational Update

In the U.S. Gulf of Mexico, development operations are proceeding at Cobalt’s Heidelberg field.  Development drilling continues and is on schedule, with two drilling rigs currently operating in the field.  Facility construction and installation is also on schedule for initial production in the first half of 2016.  Cobalt, as non-operator, holds a 9.375% working interest in Heidelberg.

Also in the Gulf of Mexico, Cobalt commenced drilling the North Platte #2 appraisal well in Garden Banks Block 959 in early February.  This is the first appraisal well drilled on North Platte, where the initial discovery well drilled in 2012 encountered over 550 net feet of oil pay in multiple high quality Inboard Lower Tertiary reservoirs. The results from the North Platte #2 appraisal well, expected later in 2015, will provide valuable information that will assist Cobalt in its evaluation of potential development options for North Platte. The North Platte #2 well is being drilled with the newly-built Rowan Reliance ultra-deepwater dynamically positioned drillship.  Cobalt, as operator, holds a 60% working interest in North Platte.

At Shenandoah, drilling operations were concluded on the Shenandoah #3 appraisal well. The Shenandoah #3 well was the second Shenandoah appraisal well, and evaluated the same well-developed reservoir sands 1,500 feet down-dip and 2.3 miles east of the Shenandoah #2 well, which encountered more than 1,000 feet of net oil pay in excellent quality, Inboard Lower Tertiary-aged sands. The Shenandoah #3 well found an expanded geologic reservoir section and confirmed excellent reservoir qualities.  The well also enabled the projection of oil/water contacts based on pressure data, and reduced the uncertainty of the resource range.  Planning is currently underway for the next appraisal well, which is expected to commence sometime later in 2015.  Cobalt, as non-operator, holds a 20% working interest in Shenandoah.

In January, Cobalt announced that its Anchor subsalt exploration well resulted in its fourth significant deepwater Gulf of Mexico discovery.  Anchor represents Cobalt’s third significant Inboard Lower Tertiary discovery in the deepwater Gulf of Mexico and further supports Cobalt’s confidence in its portfolio of Inboard Lower Tertiary prospects.  It is anticipated that appraisal drilling will commence on Anchor in 2015.  Cobalt, as non-operator, holds a 20% working interest in Anchor.

In Angola, Cobalt provided an update on its Cameia project in Block 21.  Cobalt believes that the current market conditions provide an opportunity to review Cameia’s design concept and projected capital expenditures in order to optimize the cost and scale of the development and production facilities prior to formal sanction.  This reevaluation has already delivered significant cost savings and Cobalt is confident that this effort will greatly improve the already robust economics of the Cameia project.  Cobalt remains committed to progressing the Cameia development and, to that end, following the completion of operations on its Orca #2 appraisal well, development drilling will commence at Cameia.  This activity will help minimize any delay in first production.  Cobalt expects to achieve formal project sanction of Cameia by year-end 2015, with first production from Cameia likely occurring in 2018. In addition, given recent positive developments, Cobalt is proceeding with the active marketing of a portion of its Angolan portfolio which if successful will provide additional financing capacity for the project. Cobalt, as operator, holds a 40% working interest in Cameia.

Also in Angola, operations continue on the Orca #2 appraisal well in Block 20.  This is Cobalt’s first appraisal well drilled on its significant 2014 Orca Pre-salt discovery in the Kwanza Basin.

Orca is the largest oil discovery found to date in the Kwanza Basin and based on the results of the discovery well, Cobalt estimates a resource range for Orca of between 400 and 700 million barrels of oil.  Cobalt, as operator, holds a 40% working interest in Orca.

Conference Call

A conference call for investors will be held today at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Cobalt’s Fourth Quarter and Year-End 2014 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13600786.  The replay will be available until March 9, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
Rob Cordray	Lynne L. Hackedorn
Director, Investor Relations	Vice President, Government and Public Affairs
+1 (713) 579-9126	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending December 31,		Year Ended December 31,
	2014	2013	2014	2013
	($ in thousands)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	26,275	32,783	85,567	74,213
Dry hole expense and impairment	126,190	138,852	236,930	351,050
General and administrative	42,284	37,040	114,860	105,547
Depreciation and amortization	1,348	529	4,584	1,874
Total operating costs and expense	196,097	209,204	441,941	532,684
Operating income (loss)	(196,097)	(209,204)	(441,941)	(532,684)
Other income (expense)
Gain on sale of assets	(12)	—	(12)	2,993
Interest income	1,683	1,433	5,958	6,043
Interest expense	(22,138)	(14,348)	(74,768)	(65,376)
Total other income (expense)	(20,467)	(12,915)	(68,822)	(56,340)

Net income (loss) before income tax	(216,564)	(222,119)	(510,763)	(589,024)
Income tax expense	—	—	—	—
Net income (loss)	(216,564)	$(222,119)	(510,763)	$(589,024)

Basic and diluted income (loss) per share	$(0.53)	$(0.55)	$(1.25)	$(1.45)
Weighted average common shares outstanding	407,283,328	406,949,828	407,116,144	406,839,997

Consolidated Balance Sheet Information:

	As of December 31,
	2014	2013
	($ in thousands)
Cash and cash equivalents	$258,721	$192,460
Short-term restricted cash	45,062	200,339
Short-term investments	1,530,206	1,319,380
Total current assets	2,003,134	1,967,443
Total property, plant and equipment	1,932,361	1,476,275
Long-term restricted cash	105,051	104,496
Long-term investments	326,047	14,661
Total assets	4,450,863	3,633,673
Total current liabilities	303,601	340,967
Total long-term liabilities	2,032,996	1,163,560
Total stockholders’ equity (408,505,079 and 406,949,839 shares issued and outstanding as of December 31, 2014 and 2013, respectively)	2,114,266	2,129,146
Total liabilities and stockholders’ equity	4,450,863	3,633,673

Consolidated Statement of Cash Flows Information:

	Year Ended December 31,
	2014	2013
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(64,526)	$(216,368)
Investing activities	(1,138,393)	(1,015,995)
Financing activities	1,269,180	(992)